Consent of Independent Registered Public Accounting Firm



We consent to the use of our report on Ariel Premier Bond Fund, a series of Ariel Investment Trust, dated November 15, 2004, incorporated by reference in the Registration Statement (Form N-1A) of Lehman Brothers Core Bond Fund (the successor to Ariel Premier Bond Fund), a series of Neuberger Berman Income
Funds, and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information, as filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 46 to the Registration Statement under the Securities Act of 1933 (File No. 002-85229) and in this Amendment No. 47 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-03802).




/s/KPMG LLP




Chicago, Illinois
May 27, 2005